UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 20, 2010

CHECKPOINT SYSTEMS, INC.
(Exact name of Registrant as specified in its Articles of Incorporation)

Pennsylvania	22-1895850
(State of Incorporation)	(IRS Employer Identification No.)

2005 Market St., Suite 2410, One Commerce Sq., Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

856-848-1800
(Registrant’s telephone number, including area code)

101 Wolf Drive, PO Box 188, Thorofare, New Jersey  (Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
      240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
      240.13e-4(c))

Item 5.02	Election of Directors

On October 20, 2010, the Board of Directors of Checkpoint Systems, Inc. (“Checkpoint” or the “Company”) appointed Julie Spicer England to serve on the Board to fill a vacancy created by the recent resignation of Alan Hirsig.  Ms. England will serve as a Class III director, with her initial term expiring at the Company’s 2011 annual meeting of shareholders.

There were no arrangements or undertakings between Ms. England and any other persons pursuant to which she was selected as a director.  There have been no transactions, nor are there any currently proposed transactions, to which the Company was or is to be a party and with which Ms. England or any member of her immediate family had, or will have, a direct or indirect material interest.  The Board has determined that Ms. England meets the applicable independence requirements of the New York Stock Exchange, but has not appointed her to any committees at this time.

Concurrently with her election to the Board, Ms. England was granted an option to purchase 10,000 shares of common stock at an exercise price of $21.6850 under the Company’s Amended and Restated 2004 Omnibus Incentive Compensation Plan.

In connection with her appointment, Ms. England will receive the standard annual compensation for independent directors of $30,000.  In addition, Ms. England will also be entitled to receive an annual equity grant of 7,000 restricted stock units.  The non-employee director compensation program is described in further detail in the Company’s Definitive Proxy Statement for its 2010 annual meeting of shareholders filed with the Securities and Exchange Commission on April 27, 2010.

The Company issued a press release on October 21, 2010 announcing the appointment of Ms. England to the Board of Directors.   A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	The following exhibits are filed herewith:

Exhibit 99.1                      Press Release dated October 21, 2010

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Checkpoint Systems, Inc.

Date: October 22, 2010	By:	/s/ Robert P. van der Merwe
Name: Robert P. van der Merwe
Title: Chairman, President and Chief Executive Officer

Checkpoint Systems, Inc.

Index of Exhibits

Exhibit Number	Description
99.1	Press Release dated October 21, 2010